Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Fourth Quarter and Year-End Results

SYKESVILLE, MD – January 26, 2012 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced results of operations for the fourth quarter and the year ending December 31, 2011. The net loss for the three months ended December 31, 2011 was $53,000 compared to $143,000 for the three months ended December 31, 2010. The decrease in the net loss was the result of provision for loan losses decreasing by $141,000, or 56%, to $111,000 compared to $252,000 for the three month period ended December 31, 2010 and net interest income increased by $88,000, or 15%, to $684,000 compared to $596,000 for the three month period ended December 31, 2010. These items were offset by gains on the sale of securities available for sale decreasing by $20,000, or 28%, to $52,000 compared to $72,000 for the three month period ending December 31, 2010 and write-downs on other real estate owned (“OREO”) increasing by $25,000 to $38,000 compared to $13,000 during the three months ended December 31, 2011.

Net income for the twelve month period ending December 31, 2011 was $20,000 compared to a net loss of $136,000 for the twelve months ending December 31, 2010. The increase in net income of $156,000, or 115%, was the result of lower interest expense due to the decline in cost of funds on deposits and lower loan loss provision expense, partially offset by a higher level of noninterest expenses relating to OREO properties, salary and benefits, premises and equipment and data processing.

The Bank’s cost of funds decreased to 1.25% and 1.39%, respectively, for the three and twelve months ended December 31, 2011 compared to 1.70% and 1.80%, respectively, for the three and twelve months ended December 31, 2010. The net interest margin improved to 3.05% and 2.98%, respectively, for the three and twelve months ending December 31, 2011 compared to 2.59% and 2.55%, respectively, for the three and twelve months ending December 31, 2010.

The provision for loan loss was $153,000 for the twelve months ended December 31, 2011 compared to $378,000 for the twelve months ended December 31, 2010, a decrease of $225,000, or 60%. Nonperforming loans decreased by $2.3 million, or 78%, to $639,000 from $2.9 million while total nonperforming assets decreased by $694,000, or 22%, to $2.4 million from $3.1 million. The ratio of nonperforming loans to total loans was 1.00% and 4.73%, respectively, at December 31, 2011 and 2010 and the ratio of total nonperforming assets to total assets was 2.51% and 3.25%, respectively, at December 31, 2011 and 2010. In addition, our loans past due 30-89 days decreased by $856,000, or 72%, to $327,000 at December 31, 2011compared to $1.2 million at December 31, 2010. Loans 90 days or more past due are considered nonperforming loans.

“The positive trend in our 2011 quarterly and year to date earnings and performance ratios demonstrate our continuing efforts to reduce the amount of problem assets and our ongoing efforts to improve the mix of our loan and deposit base. The improved deposit mix has reduced the Bank’s overall cost of funds and has resulted in an improved net interest margin on a quarterly and year to date basis. During this period the Bank’s core profitability has improved due to our focus on commercial lending to improve the asset mix and the Bank’s ongoing efforts to implement its strategic plan” stated Russell Grimes, President and CEO.

Carroll Bancorp, Inc. closed its initial public offering to depositors and investors in a subscription and community offering on October 12, 2011, raising approximately $3.6 million in capital. Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release regarding improving asset mix is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, further deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties, as described in Carroll Bancorp, Inc.’s Registration Statement on Form S-1, as amended, as filed with the Securities and Exchange Commission (File No. 333-172770). We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At December 31, 2011	At December 31, 2010	At December 31, 2009
Selected Financial Condition Data:
Total assets	$96,262	$95,590	$93,519
Total loans	64,181	61,584	56,854
Allowance for loan losses	594	675	644
Deposits	82,651	84,767	82,425
Federal Home Loan Bank advances	5,000	5,000	5,000
Total equity	8,499	5,777	6,013

Asset Quality Ratios:
Allowance for loan losses to total loans	0.93%	1.10%	1.13%
Nonperforming loans to total loans	1.00%	4.73%	5.94%
Nonperforming assets to total assets	2.51%	3.25%	3.61%

Capital Ratios (bank level):
Total capital to risk-weighted assets	16.67%	13.64%	15.68%
Tier 1 capital to risk weighted assets	15.51%	12.39%	14.43%
Tier 1 capital to average assets	8.19%	5.86%	6.22%
Tangible equity to tangible assets	8.83%	6.04%	6.43%

	For the Three Months Ended December 31, (unaudited)		For the Twelve Months Ended December 31, (unaudited)
( Dollars in thousands)	2011	2010	2011	2010
Selected Operating Data:
Interest and dividend income	$953	$976	$3,854	$3,903
Interest expense	269	380	1,204	1,581

Net interest income	684	596	2,650	2,322
Provision for loan losses	111	252	153	378

Net interest income after provision for loan losses	573	344	2,497	1,944
Noninterest income	119	112	410	386
Noninterest expense	787	700	2,908	2,591

Income (loss) before income tax expense (benefit)	(95)	(244)	(1)	(261)
Income tax expense (benefit)	(42)	(101)	(21)	(125)

Net income (loss)	$(53)	$(143)	$20	$(136)

Earnings (loss) per share	$(0.16)	N/A	$0.06	N/A

Select Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	-0.22%	-0.59%	0.02%	-0.14%
Return on average equity	-2.52%	-9.36%	0.31%	-2.26%
Interest rate spread	3.00%	2.55%	2.94%	2.49%
Net interest margin	3.05%	2.59%	2.98%	2.55%
Efficiency ratio	98.08%	98.88%	95.04%	95.69%
Noninterest expense to average assets	3.24%	2.88%	3.05%	2.72%
Average interest-earning assets to average interest-bearing liabilities	104.21%	103.02%	102.42%	103.79%